UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2010

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1515 Arapahoe Street, Tower 2, Suite 700, Denver CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective  January 26, 2010, the Board of Directors of MarkWest Energy GP, L.L.C. (the “General Partner”), in its capacity as general partner of MarkWest Energy Partners, L.P. (the “Partnership”), approved the compensation determinations for its Chief Executive Officer and its other Named Executive Officers(1) (“NEOs”) for fiscal years 2009 and 2010.  These determinations included awarding short-term cash and equity incentives for 2009 performance, and establishment of short-term incentive award targets, and base salaries for 2010.

For 2009, the MarkWest executives’ short-term incentive awards were based on performance relative to a combination of several key performance metrics, including : 1) the Partnership’s distributable cash flow; 2) the Partnership’s total return (unit and distribution price performance) relative to an industry peer group selected by the Board’s compensation committee; 3) achievement of certain balance sheet objectives established by the Board; 4) achievement of other broad organizational objectives; and 5) each executive’s departmental and individual goals and performance.  The 2009 targets for the NEOs’ short-term cash incentive awards were established by the Board at the beginning of the year.  The Partnership’s CEO’s short-term cash incentive award target was set at 75% of base salary for achievement of base-plan performance goals and up to 125% of base salary for stretch performance (achieving 125% of the base-plan distributable cash flow and exceeding other performance metrics).  The remaining NEOs’ short-term incentive award targets were set at 60% of base salary for achievement of base-plan performance goals and up to 100% of base salary for achievement of stretch performance.

The Partnership’s actual 2009 performance and senior management’s execution of the business plan, including the successful achievement of the key commercial, balance sheet, liquidity, distributable cash flow and top tier total return relative to the peer group objectives was determined by the Board to be well above base plan performance goals, especially given the very challenging economic conditions.  Recognizing these factors and the general economic conditions, the Board approved the CEO’s short-term cash incentive award at 113% of base salary and each of the remaining named executive officers’ short-term cash incentive awards at 86% of base salary.  This resulted in a short-term cash incentive award to the CEO in the amount of $509,000, and short-term cash incentive awards to the remaining NEOs in the amount of $258,000 each.

The Board of Directors approved the January 31, 2010 vesting of the time-based phantom unit installment for all NEOs under the previously disclosed executive long-term equity incentive program, but none of the performance-based phantom unit awards vested.  However, based on the successful achievement of the key commercial, balance sheet, liquidity, distributable cash flow and top tier total return relative to the peer group objectives, the Board granted 55,000 unrestricted Partnership units to the CEO and also granted unrestricted Partnership unit awards to each of the other four NEOs in the range of 18,000 to 24,000 each.  The Board of Directors also approved the following 2010 executive compensation elements: (i) the 2010 base salary for the CEO shall be set at $468,000 and the other four NEOs’ salaries shall be set at $312,000 each. The Board also established the 2010 short-term cash incentive award targets for the CEO at 80% and 125% for base plan performance and stretch performance respectively, and for the remaining NEOs the short-term incentive targets are set at 60% and 100% for base plan performance and stretch performance respectively.

(1)           The General Partner’s executives are solely employed by MarkWest Hydrocarbon, Inc., a wholly owned subsidiary of the Partnership.   The executives perform management services for the Partnership and are reimbursed under the Services Agreement between MarkWest Hydrocarbon and the General Partner.   Under the Services Agreement, the General Partner causes the Partnership to reimburse MarkWest Hydrocarbon for a portion of the executives’ base and incentive compensation.  Additionally, the Partnership awards long-term equity incentive compensation to the executives under its Long Term Incentive Plan.

Cautionary Statements

This filing includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	MarkWest Energy, G.P., L.L.C.,
Its General Partner

Date: February 1, 2010	By:	/s/ NANCY K. BUESE
Nancy K. Buese
Senior Vice President and Chief Financial Officer